Exhibit (d)(12)

JOHN HANCOCK FUNDS III

AMENDMENT TO SUBADVISORY AGREEMENT

Robeco Investment Management, Inc.

AMENDMENT made as of this 17th day of December, 2014 to the Subadvisory Agreement dated January 1, 2014, as amended (the “Agreement”), between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Robeco Investment Management, Inc., a Delaware corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to compensation of the Subadviser is replaced in its entirety by the attached Appendix A. Appendix A is amended to change the subadvisory fee for the Disciplined Value Fund. This Amendment supersedes any prior amendment to the Agreement relating to compensation of the Subadviser.

2.	EFFECTIVE DATE

This Amendment shall become effective on January 1, 2015.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Advisers, LLC

By:	/s/ Leo Zerilli
Name: Leo Zerilli
Title: Senior Vice President and
Chief Investment Officer

Robeco Investment Management, Inc.
By:	/s/ William G. Butterly, III
Name: William G. Butterly, III
Title: Chief Operating Officer/Senior
Managing Director

Robeco Investment Management, Inc.
By:	/s/ Matthew J. Davis
Name: Matthew J. Davis
Title: Chief Financial Officer/Senior
Managing Director

2

APPENDIX A

John Hancock Disciplined Value Fund

The Subadviser shall serve as investment subadviser for John Hancock Disciplined Value Fund. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Fund, the fee computed separately for the Fund at an annual rate as follows:

Fund	First $500 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Next $1 billion of Aggregate Net Assets*	Next $10 billion of Aggregate Net Assets*	Excess over $12.5 billion of Aggregate Net Assets*
John Hancock Disciplined Value Fund

*The term Aggregate Net Assets includes the net assets of the Fund. It also includes with respect to the Fund the net assets of one or more other funds as indicated below, but in each case only for the period during which the Subadviser also serves as the subadviser for the other fund(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Fund are determined as of the close of business on the previous business day of the Trust, and the net assets of each other fund are determined as of the close of business on the previous business day of each such other fund.

Fund(s)	Other Fund(s)
John Hancock Disciplined Value Fund	None

The Subadviser Fee for the Fund shall be based on the applicable annual fee rate for the Fund, which for each day shall be equal to: (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets; divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

A-1

John Hancock Disciplined Value Mid Cap Fund

The Subadviser shall serve as investment subadviser for John Hancock Disciplined Value Mid Cap Fund. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Fund, the fee computed separately for the Fund at an annual rate as follows:

Fund	First $500 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Next $1 billion of Aggregate Net Assets*	Excess over $2.5 billion of Aggregate Net Assets*
John Hancock Disciplined Value Mid Cap Fund

*The term Aggregate Net Assets includes the net assets of the Fund. It also includes with respect to the Fund the net assets of one or more other funds as indicated below, but in each case only for the period during which the Subadviser also serves as the subadviser for the other fund(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Fund are determined as of the close of business on the previous business day of the Trust, and the net assets of each other fund are determined as of the close of business on the previous business day of each such other fund.

Fund(s)	Other Fund(s)
John Hancock Disciplined Value Mid Cap Fund	None

The Subadviser Fee for the Fund shall be based on the applicable annual fee rate for the Fund, which for each day shall be equal to: (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets; divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

A-2